EXHIBIT 99.1

press release

For further information contact:

John Hatsopoulos, American DG Energy

Telephone: 781.522.6020

American DG Energy Reports 2008 FY and Fourth Quarter Financial Performance

Core On-Site Utility Energy Business Revenues Grew 57%

WALTHAM, Mass. — March 4, 2009 — American DG Energy Inc. (OTC.BB:ADGE), a leading On-Site Utility offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, reported that overall revenues increased by 13% to $6,579,437 in 2008, over revenues of $5,847,020 in 2007. The core On-Site Utility energy revenues, however, increased by 57% to $5,140,503 in 2008, over revenues of $3,266,915 in 2007. GAAP diluted earnings per share (EPS) were $(0.07) in 2008 compared to $(0.05) in 2007, and GAAP operating income was a loss of $(1,593,941) in 2008, compared to a loss of $(905,007) in 2007.

2008 highlights versus 2007:

•                  Revenues increased 13%

•                  Core On-Site Utility energy revenues increased by 57%

“We are pleased to report revenue growth in 2008, especially in our core On-Site Utility energy business that grew 57%” said John N. Hatsopoulos, Chief Executive Officer of American DG Energy. “The challenges facing the overall economy made our value proposition for customers even more attractive. In addition, our efficient energy systems continue to gain recognition as an important technology that reduces the country’s need for foreign energy and lowers carbon emissions.”

American DG Energy will hold its earnings conference call today, March 4, at 10:00 a.m. Eastern Time. To listen, dial (800) 860-2442 within the U.S. or (412) 858-4600 outside the U.S. Participants should reference American DG Energy to access the call. This earnings press release will be available on the Company website at www.americandg.com in the “Investors” section under “News Releases.” The earnings call will be available for playback through Wednesday, March 11, 2009. To listen to the playback, call (877) 344-7529 within the U.S. or (412) 317-0088 outside the U.S. and use playback code 427824.

About American DG Energy

American DG Energy supplies low-cost energy to its customers through distributed power generating systems.  The Company is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities — without any capital or start-up costs to the energy user. American DG Energy is headquartered in Waltham, Massachusetts. More information can be found at www.americandg.com.

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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

AmeericanDG Energy Inc.

45 First Avenue • Waltham, MA 02451

Phone: 781.522.6000 • fax: 781.522.6050

www.americandg.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ending December 31, 2008 and December 31, 2007

	2008	2007

Net Sales	$6,579,437	$5,847,020

Cost of sales
Fuel, maintenance & installation	5,136,260	4,220,335
Depreciation expense	596,915	363,233
	5,733,175	4,583,568
Gross profit	846,262	1,263,452

Operating expenses
General and administrative	1,504,968	1,423,775
Selling	533,874	415,545
Engineering	401,361	329,139
	2,440,203	2,168,459
Loss from operations	(1,593,941)	(905,007)

Other income (expense)
Interest & other income	139,690	271,950
Interest expense	(474,407)	(485,000)
	(334,717)	(213,050)

Loss before minority interest and income taxes	(1,928,658)	(1,118,057)

Minority interest, net of taxes	(305,336)	(364,833)
Provision for income taxes	(34,087)	—
Net loss	$(2,268,081)	$(1,482,890)

Net loss per share - basic and diluted	$(0.07)	$(0.05)

Weighted average shares outstanding - basic and diluted	32,872,006	30,698,185

Non-GAAP financial disclosure
Loss from operations	$(1,593,941)	$(905,007)
Depreciation expense	596,915	363,233
Stock based compensation	364,231	330,335
Adjusted (loss) income from operations	$(632,795)	$(211,439)

CONDENSED CONSOLIDATED BALANCE SHEETS

for the years ending December 31, 2008 and December 31, 2007

	December 31,
	2008	2007

ASSETS
Current assets
Cash and cash equivalents	$1,683,498	$5,057,482
Short-term investments	761,614	—
Accounts receivable, net	835,922	693,818
Unbilled revenue	204,750	—
Due from related party, current	297,417	420,374
Prepaid and other current assets	163,121	77,853
Total current assets	3,946,322	6,249,527

Property, plant, and equipment, net	6,983,392	5,291,310

Accounts receivable, long- term	5,647	73,411
Due from related party, long-term	—	150,000
TOTAL ASSETS	10,935,361	11,764,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	270,852	354,091
Accrued expenses and other current liabilities	384,340	339,740
Due to related party	166,560	—
Capital lease obligations	2,431	—
Total current liabilities	824,183	693,831

Long-term liabilities
Convertible debentures	5,875,000	6,025,000
Capital lease obligations, long-term	14,394	—
Total liabilities	6,713,577	6,718,831

Minority interest	1,317,003	1,058,786

Stockholders’ equity
Common stock, $0.001 par value; 50,000,000 shares authorized; 34,034,496 and 32,805,924 issued and outstanding at December 31, 2008 and December 31, 2007, respectively	34,034	32,806
Additional paid- in- capital	12,614,332	11,394,289
Common stock subscription	(35,040)	—
Accumulated deficit	(9,708,545)	(7,440,464)
Total stockholders’ equity	2,904,781	3,986,631
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,935,361	$11,764,248